                                                                Exhibit (b)(2)

                      FIRST AMENDMENT TO REVOLVING CREDIT,
                        TERM LOAN AND SECURITY AGREEMENT


         THIS FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into as of this 4th day of April, 2003, by and among ACORN PRODUCTS, INC., a Delaware corporation ("PARENT"), UNIONTOOLS, INC., a Delaware corporation ("UNION"), (individually and collectively, the "BORROWER"), CAPITALSOURCE FINANCE LLC, a Delaware limited liability company ("CAPITALSOURCE"), as administrative agent and collateral agent for Lenders (in such capacities, the "AGENT"), and the Lenders.

                                    RECITALS

         A. WHEREAS, pursuant to the terms and subject to the conditions of that certain Revolving Credit, Term Loan and Security Agreement, dated as of June 28, 2002 among Agent, the Lenders and Borrower (such Revolving Credit, Term Loan and Security Agreement, as the same is hereby amended and may hereafter be amended from time to time, being hereinafter referred to as the "LOAN AGREEMENT"), the Borrower was provided a Term Loan in the amount of $12,500,000 and a Revolving Loan Facility in an aggregate amount not to exceed $32,500,000;

         B. WHEREAS, Borrower has requested Lenders to, among other things, (i) provide a new term loan in the amount of $1,500,000 ("$1,500,000 TERM LOAN", which shall be part of the Term Loan and be evidenced by a new Term Note) and reduce the Facility Cap on the Revolving Facility by $1,500,000 and (ii) make such other amendments to the Loan Agreement to provide for the "going private" merger involving Parent in which approximately 91.2% of the shares of the Parent will be contributed, pursuant to that certain Contribution Agreement between the Parent and contributing stockholders, as amended (the "CONTRIBUTION AGREEMENT"), to Acorn Merger Corporation ("AMC") and AMC will be merged into Parent (with Parent being the surviving entity) (the "MERGER").

         C. WHEREAS, in connection with the Merger, Parent will pay $3.50 per share (or such other consideration as obtained by dissenting stockholders in the Merger), in the exchange for approximately 450,000 shares of the Parent's common stock held by stockholders other than AMC (the "STOCK REPURCHASES").

         D. WHEREAS, in furtherance of the foregoing and to evidence the agreements of the parties hereto in relation thereto the parties hereto desire to amend the Loan Agreement as hereinafter provided.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.01 Capitalized terms used in this Amendment are defined in the Loan Agreement, as amended hereby, unless otherwise stated.

                                   ARTICLE II
                          AMENDMENTS TO LOAN AGREEMENT

         The Loan Agreement is hereby amended as follows:

         2.01 AMENDMENT TO RECITALS. Effective as of the date of this Amendment, the second recital shall be amended by replacing "Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000)" with "Thirty-One Million Dollars ($31,000,000)" and replacing "Twelve Million Five Hundred Thousand Dollars ($12,500,000)" with "Fourteen Million Dollars ($14,000,000)."

         2.02 AMENDMENT TO REPAYMENT OF TERM LOAN; MATURITY. Effective as of the date of this Amendment, Section 2.9 shall be amended and restated as follows:

                  "2.9 REPAYMENT OF TERM LOAN; MATURITY.

                           Payment of principal (in addition to the interest
                  payments in Section 2.8) and all other amounts outstanding under the Term Loan shall be made quarterly in arrears as follows:

                           (a) $700,000 per calendar quarter shall be due and
                  payable on each of October 1, 2003, January 1, 2004, April 1, 2004 and July 1, 2004;

                           (b) $840,000 per calendar quarter shall be due and
                  payable on each of October 1, 2004, January 1, 2005, April 1, 2005 and July 1, 2005;

                           (c) $910,000 per calendar quarter shall be due and
                  payable on each of October 1, 2005, January 1, 2006, April 1, 2006 and July 1, 2006;

                           (d) $1,050,000 per calendar quarter shall be due and
                  payable on each of October 1, 2006, January 1, 2007 and April 1, 2007;

                           (e) all remaining outstanding amounts under the Term
                  Loan shall be due and payable in full on the last day of the Term; and

                           (f) the unpaid principal of the Term Loan and all
                  other Obligations under the Term Loan shall be due and payable in full, and the Term Notes shall mature, if not earlier in accordance with this Agreement, on the Maturity Date."

         2.03 FINANCIAL COVENANTS. Effective as of the date of this Amendment, Paragraph 2 of Annex I and the definition of "Fixed Charges" set forth in Annex I are hereby amended and restated to read as set forth on Annex I attached hereto.

         2.04 AMENDMENT OF DEFINITION. Effective as of the date of this Amendment, the definition in Appendix A set forth below is hereby amended and restated to read as set forth below:

                  "Facility Cap" shall mean $31,000,000, subject to adjustment as provided in this Agreement.

         2.05 LENDERS/COMMITMENTS. Effective as of the date of this Amendment, Schedule A is hereby amended and restated to read as set forth on Schedule A attached hereto.

         2.06 ADJUSTED EBITDA ADD-BACKS. Effective as of the date of this Amendment, Schedule A-1 is hereby amended and restated to read as set forth on Schedule A-1 attached hereto.

         2.07 DEFINITION OF GUARANTORS. Effective as of the date of this Amendment, the definition of "Guarantor" contained in Exhibit A to the Loan Agreement is hereby amended and restated as follows:

                  "Guarantor" shall mean, collectively and each individually, McGuire-Nichols Company, Inc., and any other guarantors of the Obligations or any part hereof.

                                   ARTICLE III
                    CONDITIONS PRECEDENT AND OTHER AGREEMENTS

         3.01 CONDITIONS TO EFFECTIVENESS OF SECTIONS 2.03, 2.06 AND 2.07. The effectiveness of Sections 2.03, 2.06 and 2.07 to this Amendment is subject to the satisfaction of the following conditions precedent in a manner satisfactory to Agent, unless specifically waived in writing by Lenders:

                  (a) Agent shall have received each of the following, each in form and substance satisfactory to Agent, in its sole discretion, and, where applicable, each duly executed by each party thereto:

                           (i) This Amendment, duly executed by Borrower;

                           (ii) a general certificate of each Borrower attaching
                  (A) certified copies of the resolutions of the Board of Directors of each Borrower authorizing the execution, delivery and performance of this Amendment and any and all other Loan Documents executed by each Borrower in connection herewith,
                  (B) any amendments to any Borrower's certificate of incorporation, bylaws or other governing documents since the Closing Date, and (C) a certificate of incumbency certified by the secretary of each Borrower with specimen signatures of the officers of the each Borrower who are authorized to sign such documents, all in form and substance satisfactory to Agent; and

                           (iii) All other documents Agent may request with
                  respect to any matter relevant to this Amendment or the transactions contemplated hereby, including, without limitation, all consents, approvals and agreements from such third parties as are necessary or desirable with respect to this Amendment and the Loan Documents executed in connection herewith.

                  (b) The representations and warranties contained herein and in the Loan Agreement and the other documents executed in connection with the Loan Agreement (herein referred to as "LOAN DOCUMENTS"), as each is amended hereby, shall be true and correct as of the date hereof, as if made on the date hereof, except for such representations and warranties as are by their express terms limited to a specific date.

                  (c) No Default or Event of Default shall have occurred and be continuing, unless such Default or Event of Default has been otherwise specifically waived in writing by Lenders.

                  (d) Borrower shall pay (i) to Term Lenders a commitment fee for the $1,500,000 Term Loan of $30,000, (iii) to CapitalSource an amendment fee of $7,500 and (iii) to the Agent for the benefit of Provident Bank an amendment fee of $12,500.

                  (e) All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender.

         3.02 CONDITIONS TO EFFECTIVENESS OF SECTIONS, 2.01, 2.02, 2.04 AND
2.05. The effectiveness of Sections 2.01, 2.02, 2.04 and 2.05 of this Amendment is subject to the satisfaction of the following conditions precedent in a manner satisfactory to Agent, unless specifically waived in writing by Lenders:

                  (a) Agent shall have received each of the following, each in form and substance satisfactory to Agent, in its sole discretion, and, where applicable, each duly executed by each party thereto:

                           (i) the documents, duly executed, evidencing all of
                  the transactions contemplated in connection with the Merger in form and substance satisfactory to Agent;

                           (ii) a general certificate of each Borrower attaching
                  (A) certified copies of the resolutions of the Board of Directors of each Borrower authorizing the execution, delivery and performance of this Amendment and any and all other Loan Documents executed by each Borrower in connection herewith,
                  (B) any amendments to any Borrower's certificate of incorporation, bylaws or other governing documents since the Closing Date, and (C) a certificate of incumbency certified by the secretary of each Borrower with specimen signatures of the officers of the each Borrower who are authorized to sign such documents, all in form and substance satisfactory to Agent;

                           (iii) a Term Note duly executed by Borrower in the
                  original principal amount of $1,500,000 payable to CapitalSource;

                           (iv) restated Revolving Notes duly executed by
                  Borrower in the aggregate original principal amount of $21,000,000 payable to CapitalSource which shall be split into denominations requested by CapitalSource;

                           (v) a Consent, Ratification and Release duly executed
                  by each Guarantor;

                           (vi) a legal opinion from Porter, Wright, Morris &
                  Arthur LLP; and

                           (vii) all other documents Agent may request with
                  respect to any matter relevant to this Amendment or the transactions contemplated hereby, including, without limitation, all consents, approvals and agreements from such third parties as are necessary or desirable with respect to this Amendment and the Loan Documents executed in connection herewith.

                  (b) The representations and warranties contained herein and in the Loan Agreement and the Loan Documents, as each is amended hereby, shall be true and correct as of the date hereof, as if made on the date hereof, except for such representations and warranties as are by their express terms limited to a specific date.

                  (c) No Default or Event of Default shall have occurred and be continuing, unless such Default or Event of Default has been otherwise specifically waived in writing by Lenders.

                  (d) All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender.

                  (e) The Merger shall have been consummated and be effective pursuant to terms satisfactory to Agent.

         3.03 OTHER AGREEMENTS. Parent agrees to provide the funds necessary to pay the cash consideration for the Stock Repurchases to its Transfer Agent upon the consummation of the Merger.

                                   ARTICLE IV
                                 LIMITED CONSENT

         4.01 LIMITED CONSENTS. (a) Subject to the satisfaction of the conditions precedent in Article III of this Amendment and to the other terms, conditions and provisions of this Amendment, Agent and Lenders hereby consent to the Stock Repurchases in connection with the Merger. Notwithstanding anything contained in this Amendment, the consent letter relating to the Merger from Agent and Lenders to Borrower dated February 21, 2003 (the "FEBRUARY CONSENT LETTER") remains in full force and effect and is not superceded hereby.

                  (b) Subject to the satisfaction of the conditions precedent in
         Article III of this Amendment and to the other terms, conditions and provisions of this Amendment, Agent and Lenders hereby consent to the payment of cash in lieu of fractional shares upon consummation of a reserve stock split (the "Reserve Stock Split") following the Merger so long as the payment of cash in lieu of fractional shares does not exceed $2,000.

         4.02 NO OTHER CONSENT OR WAIVER. Except as otherwise specifically provided for in this Amendment, nothing contained herein shall be construed as a consent or waiver by Agent or Lenders of any covenant or provision of the Loan Agreement, the other Loan Documents, this Amendment , any other contract or instrument among the Borrower, Agent and Lenders, or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder, and the failure of Agent or Lenders at any time or times hereafter to require strict performance by the Borrower of any provision thereof shall not waive, affect or diminish any right of Agent or Lenders to thereafter demand strict compliance therewith. This Amendment and the other Loan Documents executed and delivered in connection herewith shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent and/or Lenders whether under the Loan Agreement, the other Loan Documents, at law or otherwise. This Amendment and the other Loan Documents executed and delivered in connection herewith shall not constitute novations or satisfactions and accords of the Loan Documents, but shall constitute amendments thereof.

                                    ARTICLE V
                  RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

         5.01 RATIFICATIONS. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Loan Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agent and Lenders agree that the Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

         5.02 REPRESENTATIONS AND WARRANTIES. Each Borrower hereby represents and warrants to Lenders that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) the execution, delivery and performance by it of this Amendment and the other Loan Documents executed and delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (i) its certificate of incorporation, bylaws or other organizational documents or (ii) any applicable law; (c) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the other Loan Documents executed and delivered in connection herewith by or against it; (d) this Amendment and the other Loan Documents executed and delivered in connection herewith constitute its legal, valid and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity; (e) each of the Borrower's Board of Directors has authorized the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith; (f) the representations and warranties contained in the Loan Agreement, as amended hereby, and any other Loan Document are true and correct on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date; (g) no Default or Event of Default under the Loan Agreement, as amended hereby, has occurred and is continuing, unless such Default or Event of Default has been specifically waived in writing by Lenders; (h) the Borrower is in full compliance with all covenants and agreements contained in the Loan Agreement and the other Loan Documents, as amended hereby; and (i) the Borrower has not amended their Articles (or Certificates) of Incorporation or their Bylaws or similar organizational documents since the date of the Loan Agreement, except as otherwise disclosed to Agent.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

         6.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in the Loan Agreement or any other Loan Document, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Agent and Lenders or any closing shall affect the representations and warranties or the right of Agent and Lenders to rely upon them.

         6.02 REFERENCE TO LOAN AGREEMENT. Each of the Loan Agreement and the other Loan Documents, and any and all other Loan Documents, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement, as amended hereby, are hereby amended so that any reference in the Loan Agreement and such other Loan Documents to the Loan Agreement shall mean a reference to the Loan Agreement, as amended hereby.

         6.03 EXPENSES OF AGENT AND LENDERS. Borrower shall pay all costs and expenses incurred by Agent and Lenders or any of their affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches) and reasonable attorneys' fees and expenses, in connection with entering into, negotiating, preparing, reviewing and executing this Amendment and the other Loan Documents executed in connection herewith, and all of the same shall be part of the Obligations. If Agent, any Lender or any of their affiliates uses in-house counsel for any of the purposes set forth above, Borrower expressly agrees that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Person in its sole discretion for the work performed.

         6.04 SEVERABILITY. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

         6.05 SUCCESSORS AND ASSIGNS. Borrower may not assign, delegate or transfer this Amendment or any Loan Document delivered in connection herewith or any of its rights or obligations thereunder. No rights are intended to be created under this Amendment or any Loan Document delivered in connection herewith for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or any Guarantor or any other Person other than Agent and the Lenders. Nothing contained in this Amendment or any Loan Document delivered in connection herewith shall be construed as a delegation to Agent or Lenders of Borrower's or any Guarantor's duty of performance, including, without limitation, any duties under any account or contract in which Agent, for the ratable benefit of the Lenders, has a security interest or Lien. This Amendment and the other Loan Documents delivered in connection herewith shall be binding upon Borrower and its successors and assigns..

         6.06 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile transmission, which facsimile signatures shall be considered original executed counterparts for purposes of this Section 6.06, and each party to this Amendment agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party to this Amendment.

         6.07 EFFECT OF WAIVER. No consent or waiver, express or implied, by Agent or Lenders to or for any breach of or deviation from any covenant or condition by Borrower shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

         6.08 HEADINGS. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

         6.09 APPLICABLE LAW. THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS SET FORTH IN THE CHOICE OF LAW PROVISIONS SET FORTH IN THE LOAN AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

         6.10 FINAL AGREEMENT. THE LOAN AGREEMENT, THE FEBRUARY CONSENT LETTER AND THE OTHER LOAN DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT OR OTHER LOAN DOCUMENT DELIVERED IN CONNECTION HEREWITH SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY BORROWER AND LENDER.

         6.11 RELEASE BY THE BORROWER. THE BORROWER HEREBY ACKNOWLEDGES THAT THEY HAVE NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE "OBLIGATIONS" OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR LENDERS. THE BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES AGENT AND LENDERS AND THEIR PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASED PARTIES"), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY "LOANS", INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES

UNDER THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.





              [The Remainder of this Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Amendment has been executed and is effective as of the date first above-written.

                          BORROWER:

                          ACORN PRODUCTS, INC.


                          By:      /s/ John G. Jacob
                                   ------------------------------------------
                          Name:    John G. Jacob
                                   ------------------------------------------
                          Title:   Vice President and Chief Financial Officer
                                   ------------------------------------------


                          UNIONTOOLS, INC.


                          By:      /s/ John G. Jacob
                                   ------------------------------------------
                          Name:    John G. Jacob
                                   ------------------------------------------
                          Title:   Vice President and Chief Financial Officer
                                   ------------------------------------------


                          AGENT:

                          CAPITALSOURCE FINANCE LLC


                          By:      /s/ Joseph Turitz
                                   ------------------------------------------
                          Name:    Joseph Turitz
                                   ------------------------------------------
                          Title:   Associate General Counsel
                                   ------------------------------------------


                          LENDERS:

                          CAPITALSOURCE FINANCE LLC


                          By:      /s/ Joseph Turitz
                                   ------------------------------------------
                          Name:    Joseph Turitz
                                   ------------------------------------------
                          Title:   Associate General Counsel
                                   ------------------------------------------

                          THE PROVIDENT BANK


                          By:      /s/ Thomas J. Flecher
                                   ------------------------------------------
                          Name:    Thomas J. Flecher
                                   ------------------------------------------
                          Title:   Vice President
                                   ------------------------------------------

                                     ANNEX I

                               FINANCIAL COVENANTS



"2) MINIMUM ADJUSTED EBITDA

         As measured on each of the following Covenant Test Dates for the Test Periods then ending, Adjusted EBITDA for the applicable Test Period shall not be less than the following:

            ------------------------------------------------
                   ACCOUNTING          MINIMUM ADJUSTED
                 QUARTER ENDED             EBITDA
                 (ON OR ABOUT)
            ------------------------------------------------
                 June 30, 2002          $  9,500,000
            September 30, 2002             9,500,000
             December 31, 2002             9,500,000
            ------------------------------------------------
                March 31, 2003             9,000,000
                 June 30, 2003             9,000,000
            September 30, 2003             9,000,000
             December 31, 2003             9,500,000
            ------------------------------------------------
                March 31, 2004             9,500,000
                 June 30, 2004             9,500,000
            September 30, 2004             9,500,000
             December 31, 2004            10,000,000
            ------------------------------------------------
                March 31, 2005            10,000,000
                 June 30, 2005            10,000,000
            September 30, 2005            10,000,000
             December 31, 2005            11,000,000
            ------------------------------------------------
                March 31, 2006            11,000,000
                 June 30, 2006            11,000,000
            September 30, 2006            11,000,000
             December 31, 2006            12,000,000
                March 31, 2007            12,000,000
            ------------------------------------------------

The above minimum Adjusted EBITDA levels shall be reduced by an amount equal to 20% of the amount of any prepayment of the Term Loan pursuant to Section 2.12 for the Test Period in which such prepayment occurs and each Test Period thereafter, which prepayment results from cash equity contributed to and retained by Borrower within such Test Period."

         ""Fixed Charges" shall mean, the sum of the following for Borrower, on a consolidated basis: (a) Total Debt Service, (b) dividends paid, and (c) cash paid for stock repurchases, other than (i) the Stock Purchases of Parent in connection with the "going private" merger (the "MERGER") between Parent and Acorn Merger Corporation (ii) other stock repurchases made in accordance with the consent letter from Agent and Lenders to Borrower dated December 27, 2002 and (iii) cash paid in lieu of fractional shares pursuant to a 40 for 1 reverse stock split to be consummated following the Merger."

                                   SCHEDULE A

                               Lenders/Commitments

REVOLVING LENDERS                                           REVOLVING COMMITMENT
-----------------                                           --------------------

CAPITALSOURCE FINANCE LLC                                        $21,000,000
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815



THE PROVIDENT BANK                                               $10,000,000
One East Fourth Street, 216A
Cincinnati, Ohio  45202

-------------------------------------------------------------------------------
TOTAL:                                                           $31,000,000
===============================================================================

TERM LENDERS                                                      TERM LOAN
------------                                                      ---------

CAPITALSOURCE FINANCE LLC                                        $14,000,000
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
-------------------------------------------------------------------------------
TOTAL:                                                           $14,000,000
===============================================================================

                                  SCHEDULE A-1


                            Adjusted EBITDA Add-Backs


1. Expenses related to the relocation of the Columbus, OH Distribution Center of up to $2,600,000 incurred during fiscal year 2002.

2. Expenses related to the capital restructuring and sale of Borrower of up to $1,900,000 incurred during the period from May 1, 2002 until December 31, 2002.

3. Expenses related to customer buybacks of up to $500,000 for each fiscal year.

4.       Management incentive expenses of up to $750,000 for fiscal year 2002.

5.

        -------------------------------------------------------------------------------------------------
               HISTORICAL ADJUSTMENTS TO EBITDA           Q3FY01      Q4FY01      Q1FY01      APR-02
        -------------------------------------------------------------------------------------------------

        -------------------------------------------------------------------------------------------------
        Post Retirement Medical                          (1,350)           -           -           -
        -------------------------------------------------------------------------------------------------
        Workers Comp - Prior Yrs                            300          200           -           -
        -------------------------------------------------------------------------------------------------
        Mgmt Incentive - Restr Stk and Comp                   -          312         579           -
        -------------------------------------------------------------------------------------------------
        Sale/Recapitalization Exp                             -          539           -         104
        -------------------------------------------------------------------------------------------------
        Payless Preference Claim                              -          300           -           -
        -------------------------------------------------------------------------------------------------
        Distribution Center                                   -            -           -          53
        -------------------------------------------------------------------------------------------------
        Customer Buyback                                      -            -         362           -
        -------------------------------------------------------------------------------------------------
        Loss on Asset Disposal                                -            -           -          32
        -------------------------------------------------------------------------------------------------
        Assembly Project                                      -            -           -           -
        -------------------------------------------------------------------------------------------------
                 Total Adjustments                       (1,050)       1,351         941         189
        =================================================================================================

6. Expenses related to the relocation of the Borrower's tool assembly operations from Frankfort, New York to Louisville, Kentucky of up to $2,150,000.

7. Amounts of up to $2,000,000 expended in the Stock Repurchases and expenses related thereto pursuant to the short form merger to be consummated on or about April 30, 2003.

8. Other historical adjustments to EBITDA through the Term, in each case subject solely to the approval of Agent.



* All of such expenses must be supported by documentation sufficient to Agent in its Permitted Discretion.